Exhibit 10.11

SUMMARY OF:

SUBLEASE AGREEMENT (office building) made as of 24th day of April, 2012 (the “Sublease Agreement ”)

By and between Mobileye Vision Technologies Ltd. (“Lessee”) and Orcam Technologies Ltd. (“Subtenant”)

1.	Under the “Unprotected Lease Agreement” made as of January 31, 2008, by and between Atirey Yeda Ltd. and Lessee, the Lessee leased office space of, among others, 63 sqm (gross) in the 1st floor at Hartom 13 street, Jerusalem (the “Premises” and the “Building”, accordingly).
2.	Lessee sublets to the Subtenant, and Subtenant leases from the Lessee, the Premises.
3.	The sublet is an unprotected sublet; the Israeli Tenants’ Protection Law (consolidated version) 1972 shall not apply.
4.	The sublet shall be for 2 years, from August 2, 2010 until August 1, 2012 (the “Sublet Period”).
5.	The Subtenant has an option to extend the Sublet Period for additional 1 year (hereinafter - the “Option” and “Extended Sublet Period” accordingly), subject to the following conditions: (i) the Subtenant provided the Lessee with a 60 days prior written notice of its intention to exercise the Option; (ii) All the provisions of this Sublease Agreement were fully met by the Subtenant and there was no material violation of repetitive violation of this Sublease Agreement by the Subtenant; (iii) there are no debts owed based on this Sublease Agreement nor in respect of the subtenant’s sublet and no legal procedures between the parties and/or between Subtenant and third parties pertaining to this sublet or resulted therefrom, exist; and (iv) all guaranties, securities and insurances required by this Sublease Agreement were accordingly extended.
6.	Notwithstanding the foregoing, at any time during the Extended Sublet Period, Lessee may terminate this Sublease Agreement by proving Subtenant with 90 days prior written notice.
7.	“Rent” shall be 1,354 NIS per month. The Rent plus VAT shall be paid by Subtenant to Lessee per each calendar quarter, in advance and against an invoice. Each payment of Rent will be linked to the US$ representative exchange rate, as published in the end of the precedent quarter of which the payment is done. The Rent includes also the regular services for operating, maintaining and cleaning the building etc., which are provided by the management company which manages and operates in the Building. Payment shall be made by 11:00 am though wire transfer or any other way instructed by the Lessee.
8.	Subtenant represents that Subtenant checked the Premises, found them suitable to its needs and hereby and waives any complaint, Subtenant waives any complaints concerning the unsuitability or defects of the Premises, apart from a hidden defect.
9.	In the event that the Subtenant vacates the Premises before the end of the Sublet Period or the Extended Sublet Period, as applicable, not in accordance with this Sublease Agreement, as a result of Subtenant’s breach of this Sublease Agreement and/or not as a result of Lessee’s demand to vacate the Premises, Subtenant will be charged with full Rent, with management fee in respect of sublet Premises and with maintenance expenses to the Management Company of the Building and in any other payments pertaining to the use of Premises, until the end of the Sublet Period, unless as long as its early vacation was not resulted out of Lessee’s demand.
10.	Subtenant shall have no right and hereby waives any claim for setoff.
11.	Payments and Taxes: All taxes, fees, levies and payments for Premises generally applicable to holders and all payments pertaining to the use of the Premises shall be paid during the Term by the Subtenant; Subtenant shall be responsible to obtain all the licenses required for its business; payments which were not duly made will be charged with the connected interest and linkage and late fines; Subtenants shall bear the costs of reconnecting to electricity, water, gas, if as a result of late payment they were disconnected. Since there are joint infrastructure in the Building, any such disconnection may cause the Lessee sever damage.

12.	The Subtenant shall fulfill applicable laws pertaining to its holding and use of the Premises, avoid unreasonable use of the Premises and damages resulted therefrom; repair any damage on its own expenses excluding reasonable wear and tear and if Subtenant does not do so, the Lessee shall have the right to enter into the Premises and make the required repairs, and Subtenant shall indemnify Lessee for said costs within 7 days.
13.	Subtenant shall be liable towards the Lessee and/or any other person for any and all damage, loss of any kind as a result of this sublease or its use of the Premises resulted our of any act or omission related to the use of the Premises by Subtenant, and shall indemnify them with their first written demand. If Subtenant does not do so, and the Lessee and/or the owner of the Premises performed such liability instead of the Subtenant, Subtenant shall indemnify them for the same, as well as for the expenses spent for this purpose.
14.	Lesse and/or the owner of the Premises have the right to enter the Premises to examine and examine it, and will coordinating the same with the Subtenant.
15.	Subtenant may install only in the inside of the Building and in the spot designated for this purpose only.
16.	Other than changes related to electricity spots, phone lines and alarm systems, Subtenant may not make any changed and/or reparation in the Premises without Lessee’s prior written consent. Internal changed may be done in terms approved in advance by both Lessee and the owner of the Building, provided that they do not apply to construction and infrastructure. All costs, including restoring costs, will be borne by Subtenant. If no such approval was obtained, Subtenant shall restore such changes within 14 days from receiving Lessee’s demand to do so, and if Subtenant does not comply – Lessee has the right to restore the same on Subtenant’s costs.
17.	Insurance. Subtenant shall obtain an insurance policy for the Premises and its content and include a waiver of subrogation towards the Lessee, the owner of the Building and/or the Building’s Management Company except in case of malicious damage and shall exempt the owner of the Building and/or the Building’s Management Company from any damage covered by the policy; a copy of the policy will be provided to the Lessee; owner of the Building and Lessee shall be beneficiaries under the policy.
18.	The premises shall be vacated at the end of the Term and/or the date of lawful termination of this Sublease Agreement, in good shape except reasonable wear and tear; If the Subtenant fails to do so, the Lessee and/or the owner of the Building shall have the right, without derogating any of its other right, to enter the Premises and vacate them, without the need to obtain Subtenant’s consent, and further, instruct service providers to disconnect gas, water and electricity to the Premises; at the time of vacating, Subtenant shall provide confirmation that all its debts were fully paid; in the event of a failure to vacate on time, Subtenant shall pay to Lessee liquidated damages at the rate of 300% of the monthly Rent, in addition to the amount of 1,000 NIS per each day, in addition to all other payments under this Sublease Agreement and costs and expenses resulted from such failure.
19.	A check in the amount equals to 3 months’ Rent, plus VAT, is deposited with the Lessee to insure the performance of Lessee’s obligations, which will be returned to Subtenant at the end of the Term or extended Term as applicable, provided that Subtenant met its all obligations.
20.	The Israeli Contracts (Remedies for Breach of Contract) Law, 1970, shall apply; in the event of late payment Subtenant shall pay maximum rate of interest as customary with Bank Leumi Le’Israel Ltd. in debitor current accounts.
21.	In the event of a material breach by Sublessee, the liquidation damages shall be in amount equals to 6 months’ Rent, that is in addition to Lessee’s right to vacate the

Subtenant upon providing 10 days’ prior written notice, and in addition to Lessee’s other rights.
22.	Violation of sections 4-11, 12.1, 13.2, 13.4, 15, 16.1 shall constitute a material beach of this Sublease Agreement.
23.	Lessee may assign this Sublease Agreement to others; Subtenant may not do so without Lessee’s prior written approval.
24.	The “Unprotected Lease Agreement”, shall apply to the parties hereto mutatis mutandis. And shall govern in the event of a contradiction or discrepancy with this Sublease Agreement.
25.	Any extension, discount, waiver or failure to take actions shall not be valid unless provided in writing and were signed by the parties. Behavior will not be deemed to be a waiver unless done explicitly and in writing; Subtenant shall have no right to register a ‘warning note’ or any other registration in relation to this Sublease Agreement; the courts in Jerusalem shall the exclusive jurisdiction.
26.	Exhibits:

A: the land extract, B: Premises blueprint, C: the “Unprotected Lease Agreement”.

Addendum to Sublease Agreement (Offices)

This Addendum to Sublease Agreement (offices) (hereinafter: “Addendum”) entered into on August 1st, 2013 by and between Mobileye Vision Technologies Ltd. from 13 Hartom St. Jerusalem (the “Sublessor”), and Orcam Technologies Ltd. From 13 Hartom St., Jerusalem (the “Subtenant”)

WHEREAS on April 24, 2012, the parties entered into a Sublease Agreement (“Sublease Agreement”), whereby the Sublessor sublet to the Subtenant approximately 63 sqm of gross office space located at the 1st floor of an office building known as “Avner Levi” (hereinafter, accordingly, “the Premises” and “the Building”), for a period commencing on August 2, 2010 and expiring on August 1, 2013;

WHEREAS the parties wish to extend the Sublet Period, as well as to sublet to Subtenant additional office space in the Building, subject to the terms of this Addendum;

Therefore, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.	The preamble constitutes an integral part of this Addendum. Unless otherwise indicated herein, all capitalized terms herein shall have the meanings assigned to them in the Sublease Agreement.
2.	It is acknowledged that Sublessor has an option to extend its lease in the Premises beyond February 28, 2014, but may choose not to do so. Therefore, it is agreed to extend the Agreement for an additional one (1) year, until July 31, 2014 (the “Extended Term”), provided that Sublessor may terminate this Sublet at any time, upon 60-days prior written notice to Subtenant.
3.	It is agreed to sublet to Subtenant additional office space in floor 1 in the Building, as follows, which shall be regarded as an integral part of the Premises:
a.	For the period commencing on August 1, 2013 and ending December 31, 2013, additional 18 sqm (i.e. total 81 sqm), gross.
b.	For the period commencing on January 1, 2014 and thereafter, ending at the end of the Extended Term, additional 9 sqm (i.e., total 90 sqm), gross.
4.	The Sublet Fee in section 7.1 of the Sublease Agreement will increase proportionally to the increase in the sublet space herein, i.e., it will be calculated based on $ 21.5 per sqm., gross, per month. Notwithstanding the foregoing, the Parties will discuss in good faith the Sublet Rent for the Premises for the period commencing after February 28, 2014.
5.	This Addendum constitutes an integral part of the Sublease Agreement. Unless otherwise provided in this Addendum, the Sublease Agreement shall apply to this Addendum and will continue in full force and effect in accordance with its original terms through the Extended Term.

In witness thereof, the parties have caused this Amendment to be duly executed:

/s/ Ofer Maharshak	/s/ Ziv Aviram
Mobileye Vision Technologies Ltd.	Orcam Technologies Ltd.
By:	Ofer Maharshak	By:	Ziv Aviram

/s/ Pinchas Segal
Mobileye Vision Technologies Ltd.
By:	Pinchas Segal

Amendment to Sublease Agreement (Offices)

This Amendment to the Sublease Agreement (offices) (hereinafter: “Amendment”) entered into on January 1st, 2014 by and between Mobileye Vision Technologies Ltd. from 13 Hartom St. Jerusalem (the “Sublessor”), and Orcam Technologies Ltd. From 13 Hartom St., Jerusalem (the “Subtenant”).

WHEREAS the parties entered into a Sublease Agreement dated April 24, 2012, whereby the Sublessor sublet to the Subtenant approximately 63 sqm (gross) office space located at the 1st floor of an office building known as “Avner Levi” (hereinafter, accordingly, “the Premises” and “the Building”), for the period commencing on August 2, 2010 and ending on August 1, 2013;

WHEREAS on August 1, 2013, the parties entered into an Addendum to the Sublease Agreement in which the Term of the Agreement was extended until July 31, 2014 and additional office space was sublet to the Subtenant (“Addendum”);

WHEREAS the parties wish to increase the sublet fee, to extend the Extended Term for an additional year until July 31, 2015, and to provide an option to the Subtenant to sublet additional office space in the Building, according to the terms and conditions herein;

THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

6.	The preamble constitutes an integral part of this Amendment. Unless otherwise indicated herein, all capitalized terms shall have the same meanings assigned to them in the Sublease Agreement or in the Addendum.
7.	The Term. Provided that all the accumulative terms and conditions specified in section 6.5 of the Sublease Agreement, mutatis mutandis, were fully met by the Subtenant, it is agreed as follows:
a.	The Extended Term shall be automatically extended for an additional one (1) year, i.e., commencing on August 1, 2014 and ending on July 31, 2015 (the “2nd Extended Term”).
b.	During the term of the Sublease Agreement and any extensions thereof, the Subtenant shall have the option to sublease additional office space on floor 1 near the Premises up to a total of 130 sqm (gross), upon providing 30 days prior written notice to Sublessor. This option may be exercised in portions.

8.	Increased Rent. Notwithstanding anything to the contrary in the Sublease Agreement and/or the Addendum, during the period commencing on March 31, 2014 and ending at the end of the 2nd Extended Term, the monthly rent shall increase to $29 per sqm (gross).

9.	This Amendment constitutes an integral part of the Sublease Agreement and/or the Addendum. The Sublease Agreement and the Addendum will be deemed amended to the extent provided by this Amendment, and, except as specifically amended hereby, will continue in full force and effect in accordance with their original terms through the Extended Term and/or the 2nd Extended Term.

In witness thereof, the parties have caused this Amendment to be duly executed:

Ofer Maharshak	/s/ Ziv Aviram
Mobileye Vision Technologies Ltd.	Orcam Technologies Ltd.
By:	Ofer Maharshak	By:	Ziv Aviram

/s/ Pinchas Segal
Mobileye Vision Technologies Ltd.
By:	Pinchas Segal

Amendment II to the Sublease Agreement (Offices)

This AMENDMENT II to the Sublease Agreement (Offices) (hereinafter: "Amendment II") entered into on November 17, 2014 by and between Mobileye Vision Technologies Ltd. (the "Sublessor"), and Orcam Technologies Ltd. ("Subtenant").

WHEREAS on April 24, 2012, the parties entered into a Sublease Agreement (Offices) ("Agreement"), for offices located at Hartom 13 Jerusalem ("the Building"), for the period commencing August 2, 2010 and ending August 1, 2013 ("Term");

WHEREAS	the parties entered into an Addendum to the Agreement dated August 1, 2013, ("Addendum"), and later, into an Amendment to the Agreement dated January 1, 2014 ("Amendment I");
WHEREAS	the parties desire to relocate the Subtenant to another space in floor (-1) in the Building, which will substitute and replace all the rented space under the Agreement, the Addendum and Amendment I (the "Existing Premises") and to sublet to the Subtenant additional space;
THEREFORE,	in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:
1.	The introduction constitutes an integral part of this Amendment II. Unless otherwise indicated herein, all capitalized terms herein shall have the meanings ascribed to them in the Agreement, Addendum or Amendment I.
2.	Effective on November 17, 2014 ("Relocation Commencement Date"):
2.1.	Sublessor leases to Subtenant, and Subtenant leases from Sublessor space in floor (-1) in the Building 825 sqm. (gross), as described in the attached blueprint, marked accordingly as Annex A. Said space shall replace the Existing Premises as the "Premises".
2.2.	Simultaneously with the aforementioned subsection 2.1, the sublease for the Existing Space is terminated. Subtenant shall be required to fulfill all obligations under the Agreement relating to the expiration of the Term with respect to the Existing Space. Subtenant shall not be entitled to any compensation or damages resulting from such relocation.
3.	Term.
3.1.	The Term for the Premises shall commence on the Relocation Commencement Date, and shall end on the 2nd Extended Term, as defined in Amendment I. Thereafter, this sublease shall automatically renew for additional periods, each of one (1) year term, unless either party gives a prior written notice of termination to the other party at any time and of any reason upon ninety (90) days. The lease terms during any such renewal term shall be on the same terms and conditions as set forth in the Agreement and any addendum and/or amendments thereof.
4.	The Agreement, Addendum and Amendment I will be deemed amended to the extent provided by this Amendment II, and, except as specifically amended hereby, will continue in full force and effect with respect to the Premises in accordance with their original terms. This Amendment II constitutes an integral part of the Agreement, Addendum and Amendment I, to which it will be attached and, except as specifically amended hereby, is governed by their provisions.

In witness thereof, the parties have caused this Amendment II to be duly executed:

Orcam Technologies Ltd.		Mobileye Vision Technologies Ltd.

By:	/s/ Ziv Aviram	By:	/s/ Ofer Maharshak /s/ Pinchas Segal
Ziv Aviram, CEO		Ofer Maharshak, CFO; Pinchas Segal, VP Finance